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EXHIBIT 3.4


                            Series A Preferred Stock

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DEAN HELLER                                                   FILED # C 11517-00
Secretary of STate
204 North Carson Street, Suite 1                              FEB 24 2004
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz


Certificate of Designation
(PURSUANT TO NRS 78.1955)

                           Certificate of Designation
                         For Nevada Profit Corporations
                         ------------------------------
                           (Pursuant to NRS 78-1955)


1. Name of corporation:         VOYAGER ONE, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Series A Preferred Stock. The number of shares constituting the Series A Preferred Stock shall be 625,000. Each share of Series A Preferred Stock shall be entitled to one hundred (100) votes in each matter submitted to vote of Voyager One, Inc. shareholders. The holders of Series A Preferred Stock shall be entitled to vote with the holders of common stock and holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to vote separately as a class.

3. Effective date of filing (optional): ________________________________________

4. Officer Signature: /s/ Gerry Martin
                      ----------------------------------------------------------
                      Gerry Martin, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.